Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 17th day of December, 2025 and effective the 1st day of January, 2026 (the "Effective Date"), by and between SELECT MEDICAL CORPORATION, a Delaware corporation, having an address at 4714 Gettysburg Road, Mechanicsburg, PA 17055 (“Employer”), and THOMAS P. MULLIN, an individual, having an address at *** (“Employee”).

BACKGROUND:

A.               Employer is a leading operator of specialty hospitals (long term acute care hospitals and inpatient rehabilitation hospitals) and outpatient rehabilitation clinics in the United States. The businesses operated by Employer and its affiliates (collectively with Employer, the “Company Group”) now and in the future are hereinafter referred to collectively as the “Business”.

B.                Employer desires to continue to employ Employee in connection with Employer’s operation of the Business.

C.                Employee desires to be continue to be employed by Employer to render services in connection with the Business, on the terms and conditions specified below.

NOW THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

Article 1.      CAPACITY AND DUTIES

1.01.            Employment; Acceptance of Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer, subject to all the terms and conditions hereafter set forth.

1.02.            Capacity. Employee shall serve as Chief Executive Officer of Employer. Employee shall report to Employer’s Executive Chairman and Co-Founder or such other executive as Employer’s Board of Directors shall designate from time to time.

1.03.            Responsibilities. During the term of this Agreement, Employee shall devote his full attention and his best efforts to the performance of the customary duties and responsibilities consistent with Employee’s position as described in Section 1.02. Employee agrees to perform Employee's duties diligently and to the best of Employee's abilities, and to perform such additional or different duties and services appropriate to Employee’s position which Employee from time to time may be reasonably directed to perform by Employer. In carrying out his duties hereunder, Employee’s office will be located in Mechanicsburg, Pennsylvania or such other location of Employer’s corporate headquarters from time to time.

1.04.            Authority and Control of Employer. Employee shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as Employer or its parent company may establish from time to time, including Employer’s Code of Conduct, and all work performed by Employee shall be subject to review and evaluation by Employer.

1.05.            Duties; Conflicts. Employee acknowledges and agrees that Employee owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company Group and to do no act which would injure the Company Group's business, interests or reputation. Employee shall not, during the Term, without the prior written consent of Employer, engage in any other business, investment or activity, directly or indirectly, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, which interferes with the performance of Employee’s duties hereunder or is contrary to the interests of the Company Group. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company Group, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with the Company Group, or upon discovery thereof, allow such a conflict to continue. Employee shall disclose to Employer any facts which might involve a conflict of interest. Employee shall request the written consent of Employer prior to accepting a position as a trustee, officer or director of any outside organization.

1.06.            Time Records. Employee shall submit to Employer such time records as Employer may require from time to time showing the nature of the services performed by Employee and the time Employee actually spent performing those services.

Article 2.      TERM OF EMPLOYMENT; TERMINATION

2.01.            Term. This Agreement shall commence on the Effective Date and remain in effect, unless this Agreement is terminated by either party hereto, or extended by the written agreement of both parties hereto, until the first anniversary of the Effective Date. Thereafter, this Agreement shall continue in effect for additional periods of one (1) calendar year each unless either party hereto shall, at least sixty (60) days prior to the end of the then current term, notify the other party hereto of its/his decision to terminate this Agreement effective at the end of the term in which such notice is given (such period, including extensions thereof, being hereinafter referred to as the “Term”).

2.02.            Termination.

(a)               Death and Disability. The employment of Employee under this Agreement shall immediately terminate (i) upon the death of Employee and (ii) upon the determination that Employee is “disabled.” For purposes of this Agreement, “disabled” or “disability” shall mean that (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Employer, or (iii) Employee is determined to be “disabled” under Employer’s long-term disability insurance plan (provided that the definition of “disability” under such plan complies with the requirements of Section 409A of the Code and the regulations thereunder). Upon a termination of employment described in this Section 2.02(a), (i) Employee or his estate or beneficiaries, as applicable, shall be entitled to receive any base salary and other benefits earned and accrued under this Agreement prior to the date of termination, such amount to be paid within seventy five (75) days following such termination, and (ii) Employee and his estate and beneficiaries shall have no further rights to any other compensation or benefits, or any other rights, hereunder.

(b)               Discharge for Cause. The employment of Employee under this Agreement shall terminate immediately if the Executive Chairman or Board of Directors of Employer discharges Employee for cause. For purposes of this Agreement, “cause” shall mean: (i) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), (ii) the engaging by Employee in willful or reckless misconduct which is demonstrably and materially injurious to Employer monetarily or otherwise, or (iii) the conviction of Employee of a felony involving moral turpitude. For purposes of this Section 2.02(b), an act, or failure to act, on Employee’s part shall be considered “willful” or “reckless” only if done, or omitted to be done, by his not in good faith and without a reasonable belief that his action or omission was in the best interest of Employer. Employee’s employment shall not be deemed to have been terminated for cause unless Employer shall have given or delivered to Employee (i) reasonable notice setting forth the reasons for Employer’s intention to terminate Employee’s employment for cause, (ii) an opportunity for Employee to cure any such breach during the 30-day period after Employee’s receipt of such notice, (iii) a reasonable opportunity, at any time during the 30-day period after Employee’s receipt of such notice, for Employee, together with his counsel, to be heard before the Board of Directors, and (iv) a Notice of Termination (as defined in Section 2.02(c)) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board of Directors, Employee was guilty of the conduct set forth in any of clauses (i), (ii) or (iii) of the second sentence of this Section 2.02(b). If Employer terminates Employee’s employment for cause pursuant to this Section 2.02(b), (i) Employer shall pay to Employee, within seventy five (75) days following such termination, any base salary and other benefits earned and accrued under this Agreement prior to the termination of employment, excluding any unpaid bonuses, whether or not earned or accrued, and (ii) Employee shall have no further rights to compensation or benefits, or any other rights, hereunder.

(c)               Notice of Termination. Any termination of Employee’s employment, other than a termination by reason of death, shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) specifies the termination date (which date shall, except as otherwise expressly provided in this Article 2, be not more than fifteen (15) days after the giving of such Notice). In the event of a termination by Employer for cause, the Notice of Termination shall not be effective unless preceded by satisfaction of the procedural requirements set forth in Section 2.02(b) hereof.

(d)               Certain Terminations. Employer may terminate Employee’s employment hereunder at any time for any reason or for no reason by providing a Notice of Termination in accordance with Section 2.02(c). If Employee’s services are terminated by Employer for any reason other than for cause as defined in Section 2.02(b) hereof and other than due to death or disability, except as provided in Section 5.01: (i) Employer shall pay to Employee any base salary and other benefits earned and accrued under this Agreement prior the date of termination, such amount to be paid within seventy five (75) days following such termination, (ii) Employer will continue to pay Employee on its regular payroll dates, for a period of twelve (12) months following such termination, his base salary as of the date of such termination, with such payments to begin on Employer’s first regular payroll date of the seventh month following such termination of employment; provided, that, such first payment shall include an amount equal to Employee’s base salary for the period between the date of termination and the first regular payroll date of the seventh month following such termination, (iii) Employee will not continue to accrue employee benefits, such as paid time off, after Employee’s termination under this Section 2.02(d), and (iv) Employee shall have no further rights hereunder.

Article 3.      COMPENSATION

3.01.            Cash Compensation. (a) During the period of Employee’s services hereunder, as compensation for such services to Employer pursuant to this Agreement, Employer shall pay to Employee a base salary of $700,000 per year in equal bi-weekly installments. The Board of Directors of Employer may, in its sole discretion from time to time, increase the base compensation to be paid to Employee as provided in this Article 3. Employee will also be eligible to receive bonus compensation, annual or otherwise, in an amount to be determined by Employer’s Board of Directors in its sole discretion, with any such bonus to be paid by March 15th of the year following the year in which it was earned.

(b) All cash compensation paid to Employee will be subject to tax and payroll withholdings and deductions.

3.02.            Equity Compensation. Employee will also be eligible to receive equity compensation, annual or otherwise, in an amount to be determined by Employer’s Board of Directors, in its sole discretion.

3.03.            Employee Benefits. During the Term, in addition to the compensation paid to Employee pursuant to Section 3.01 above, Employee shall be entitled to any employment and fringe benefits under Employer's employment policies and employee benefit plans, as they may exist from time to time, and which are made available by Employer to other similarly situated employees, it being understood that Employee shall be required to make the same contributions and payments in order to receive any of such benefits as may be required of such similarly situated employees. Nothing in this Agreement shall be construed to obligate Employer to institute, maintain, or refrain from changing, amending or discontinuing any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Employer shall have no obligation to secure or otherwise fund any of the aforesaid benefits and arrangements, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

3.04.            Paid Time Off. During the Term, Employee shall be entitled to paid time off in accordance with Employer’s paid time off policies in effect from time to time. Vacation schedules will be coordinated and approved by Employer so as to facilitate the steady ongoing operation of the Business.

3.05.            Income and Employment Taxes. Employee shall be an employee of Employer for all purposes. Employer shall withhold amounts from Employee's compensation in accordance with the requirements of applicable law for federal and state income tax, FICA, FUTA, and other employment or payroll tax purposes. It shall be Employee's responsibility to report and pay all federal, state, and local taxes arising from Employee's receipt of compensation hereunder.

3.06.            Expenses. Employer shall pay or reimburse Employee for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Employee in the performance of Employee’s services under this Agreement; provided that Employee submits proof of such expenses, with the properly completed forms as prescribed from time to time by Employer in accordance with Employer’s policies and procedures.

Article 4.      CERTAIN COVENANTS

4.01.            Non-Competition. (a)      Employee acknowledges that the services to be rendered by Employee to Employer are of a special and unique character. Employee agrees that, in consideration of his employment hereunder, Employee shall not, prior to two (2) years following the date of termination of Employee's employment by any member of the Company Group (i) engage, directly or indirectly, whether as principal, agent, investor, distributor, representative, advisor, stockholder, limited partner, partner, member or other investor (other than an investment of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), officer, director, employee, customer, consultant, volunteer or otherwise, with or without pay, with any firm, person or organization, in any activity or business venture, involving the provision of services in (1) (a) any inpatient long term acute care hospital, unit, facility or beds, which is located within a 50-mile radius of any inpatient long term acute care hospital, unit, facility or beds owned, managed or operated by the Company Group currently or in the future, or (b) any inpatient medical rehabilitation hospital, unit, facility or beds, which is located within a 50-mile radius of any inpatient medical rehabilitation hospital, unit, facility or beds owned, managed or operated by the Company Group currently or in the future, or (2) any outpatient medical rehabilitation clinic or facility within a 25-mile radius of any outpatient medical rehabilitation clinic or facility owned, managed or operated by the Company Group currently or in the future; (ii) solicit or entice or endeavor to solicit or entice away any of the clients, referral sources or payors or customers of any member of the Company Group, either on such Employee's own account or for any other person, firm, corporation or organization; (iii) employ any person who was a director, officer or employee of any member of the Company Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Company Group; or (iv) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the goodwill of any member of the Company Group or the business reputation or good name of any member of the Company Group or the business reputation or good name of any member of the Company Group, or be otherwise detrimental to the Company Group, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Company Group.

(b) The two (2) year restrictive period above shall be deemed tolled during any period in which Employee is in violation of Employee’s obligations under this Section 4.01. Employee agrees that, in any action to enforce Employee’s obligations, the Company Group shall be entitled to a full two (2) year period of protection, which two (2) year period shall be determined without including any period of Employee’s breach.

4.02.            Confidentiality. Employee covenants and agrees that he will not, to the detriment of Employer, at any time during or after the termination of his employment hereunder, reveal, divulge or make known to any person (other than Employer or its officers, employees or agents who need to know such information, or as a result of legal process) or use for his own account or the account of any other person any confidential or proprietary records, data, trade secrets, customer lists or any other confidential or proprietary information whatsoever (the “Confidential Information”) used by Employer and made known (whether or not with the knowledge and permission of Employer, and whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee) to Employee by reason of his association with Employer. Employee further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of Employee and its successors and assigns.

4.03.            Non-Solicitation. During the Term, and for a period of two (2) years after the expiration or earlier termination of this Agreement, Employee shall not, directly or indirectly, through any entity, family member or agent (such as a staffing agency), without the express written consent of Employer (which consent may be withheld in Employer’s sole discretion), solicit or contact, cause others to solicit or contact, with a view to engaging or employing away from the Company Group, nor shall Employee actually engage or employ, any (i) customer, client, physician, patient, referral source and/or payor of the Company Group, or (ii) person who is, or at any time was, an employee or consultant of the Company Group.

4.04.            Property of Employer. All written materials, records and documents made by Employee or coming into his possession concerning the Business or affairs of Employer shall be the sole property of Employer and, upon the termination of Employee’s employment hereunder or upon request of Employer at any time, Employee shall promptly deliver the same to Employer and shall retain no copies thereof.

4.05.            Enforcement; Remedies. Employee acknowledges and agrees that any breach by his of any of the provisions of Sections 4.01 through 4.04 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Employee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Employer shall have the right and remedy (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedy), which shall be independent and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity (including, without limitation, the recovery of damages), to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. The existence of any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

4.06.            In General. If any decision-maker determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The parties hereto understand that each of the covenants of Employee contained in this Article 4 is an essential element of this Agreement. Employee’s obligations under this Article 4 shall survive the termination of this Agreement.

Article 5.      CHANGE OF CONTROL

5.01.            Change of Control. Any change of control of Employer shall be governed by the terms and conditions of that certain change of control letter between Employer and Employee, dated February 18, 2021 (the “COC Letter”). Any compensation or benefits paid to Employee in connection with a change of control will be in place of any compensation and benefits that might otherwise be paid to Employee in connection with his termination hereunder.

Article 6.      MISCELLANEOUS

6.01.            Assignment and Successors. This Agreement shall not be assignable by Employee; and shall be assignable by Employer only to a person, firm or corporation which may become a successor in interest to Employer with respect to the Business or a substantial portion of the Business presently operated by it. Employer will require any purchaser of all or substantially all of the assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such purchase had taken place. As used in this Agreement, Employer shall mean Employer as hereinbefore defined and any purchaser of its assets as aforesaid which executed and delivers the agreement provided for herein.

6.02.            Release. As a condition to the payment of any amount required under Section 2.02(d) or Section 5.01 hereof, Employee shall deliver to Employer a general release of liability of Employer and its officers and directors in a form reasonably satisfactory to Employer, such that such release is effective, with all revocation periods having expired unexercised, within sixty (60) days after the date of Employee’s termination.

6.03.            Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable deductions and income and employment taxes.

6.04.            Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto, except that the terms and conditions of the prior restrictive covenants letter agreement between you and the Company, dated January 9, 2008 and amended on August 26, 2010, August 21, 2014, July 16, 2015, October 1, 2016, November 29, 2018, and August 29, 2020 (as reaffirmed on August 29, 2023 and September 1, 2025) shall survive the execution of this letter agreement and remain independently and separately enforceable in accordance with the terms and conditions set forth therein.. This Agreement may not be altered or amended except by an agreement in writing.

6.05.            Binding Effect. Subject to Section 6.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

6.06.            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails to the following addresses:

If to Employee:

Thomas P. Mullin

***

***

If to Employer:

Select Medical Corporation

4714 Gettysburg Road

Mechanicsburg, PA 17055

Attention: General Counsel

6.07.            Waivers and Amendments. This Agreement may be amended, superseded, canceled, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as expressly provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.08.            Governing Law. This Agreement has been negotiated and executed within the Commonwealth of Pennsylvania, and the validity, interpretation and enforcement of this Agreement shall be governed by the laws of Pennsylvania.

6.09.            Headings. The headings of paragraphs in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

6.10.            Section 409A of the Code. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Employer. Notwithstanding any other provision of this Agreement to the contrary, if Employee is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Employee’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Employee in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Employee’s separation from service or (ii) the 10th business day following Employee’s death. If Employee’s termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Employee’s employment and which are subject to Code Section 409A shall not be paid until Employee has experienced a "separation from service" within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar. Any reimbursement to which Employee is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELECT MEDICAL CORPORATION, a Delaware corporation

By:	/s/ Robert A. Ortenzio
Robert A. Ortenzio,
Executive Chairman and Co-Founder

/s/ Thomas P. Mullin
Thomas P. Mullin